Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” for each Prospectus of Morgan Stanley Institutional Fund Trust and “Other Service Providers” and “Financial Statements” in the Morgan Stanley Institutional Fund Trust Statement of Additional Information in Post-Effective Amendment No. 71 to the Registration Statement (Form N-1A, No 2-89729) of Morgan Stanley Institutional Fund Trust.

We also consent to the incorporation by reference of our reports dated November 10, 2006 on the Balanced Portfolio, Mid Cap Growth Portfolio, U.S. Mid Cap Value Portfolio, U.S. Small Cap Value Portfolio, Value Portfolio, Core Fixed Income Portfolio, Core Plus Fixed Income Portfolio, Equities Plus Portfolio, High Yield Portfolio, Intermediate Duration Portfolio, International Fixed Income Portfolio, Investment Grade Fixed Income Portfolio, Limited Duration Portfolio, Long Duration Fixed Income Portfolio, Municipal Portfolio, Advisory Global Fixed Income Portfolio (formerly Advisory Foreign Fixed Income Portfolio), Advisory Global Fixed Income Portfolio II (formerly Advisory Foreign Fixed Income II Portfolio), and Advisory Portfolio (eighteen of the portfolios comprising Morgan Stanley Institutional Fund Trust) included in the Annual Reports to Shareholders for the fiscal year ended September 30, 2006.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

January 26, 2007